As filed with the Securities and Exchange Commission on June 11, 2024
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________________________
BRT APARTMENTS CORP.
(Exact Name of Registrant as Specified in It's Charter)

Maryland	13-2755856
(State or other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

60 CUTTER MILL ROAD, SUITE 303
GREAT NECK, NEW YORK 11021
(Address of Principal Executive Offices) (Zip Code)
____________________________

BRT APARTMENTS CORP. 2024 INCENTIVE PLAN
(Full Title of the Plan)

S. Asher Gaffney, Esq.
Vice President, Counsel and Corporate Secretary
BRT Apartments Corp.
60 Cutter Mill Road
Great Neck, New York 11021
(Name and Address of Agent for Service)

516-466-3100
(Telephone Number, Including Area Code, of Agent for Service)
_________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of "large accelerated filer," "accelerated filer" and "small reporting company"in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

PART I

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by BRT Apartments Corp. (the “Company”, “Registrant”, “we”, “us” or “our”) relating to 1,000,000 shares of our common stock to be offered and sold under our 2024 Incentive Plan (the “Plan”).

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

a)    The documents constituting Part I of this Registration Statement will be sent or given to participants in our Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").

(b)    Upon written or oral request, we will provide to the participants in the Plan, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement and such documents are incorporated by reference in the Section 10(a) prospectus. We will also provide, without charge, upon written or oral request, the other documents required to be delivered pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Asher Gaffney at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

(a)Our Annual Report on Form 10-K for the year ended December 31, 2023 filed on March 14, 2024 (the “Annual Report”);

(b)The information specifically incorporated by reference into the Annual Report from our definitive proxy statement filed on April 22, 2024;

(c)Our Quarterly Report on Form 10-Q for the three months ended March 31, 2024 filed on May 8, 2024;

(d)Our Current Report on Form 8-K filed on June 11, 2024;

(e)All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2023; and

(f)The description of the Registrant’s shares of common stock set forth in Exhibit 4.2 to the Annual Report on Form10-K for the year ended December 31, 2020, as filed on March 15, 2021, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents; provided, however, that, unless expressly incorporated by reference into this Registration Statement, documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement under any circumstances.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the common stock registered hereby have been passed upon for the by S. Asher Gaffney, Vice President and Corporate Secretary of the Company. Mr. Gaffney is employed by us, is eligible to participate in the 2024 Incentive Plan (the “Plan”) and owns or has rights to acquire less than 0.5% of our outstanding common stock.

Item 6.    Indemnification of Directors and Officers.

Limitation of Liability

The Maryland General Corporation Law(the “MGCL”) permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our articles of incorporation, which we refer to as our “Charter,” provides for the elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

Indemnification

The MGCL requires a Maryland corporation (unless the charter provides otherwise, which the Charter does not), to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•the director or officer actually received an improper personal benefit in money, property or services; or

•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A corporation may not indemnify a director or officer in a suit (i) by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or (ii) in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of:

•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•any present or former director or officer of ours who is made or threatened to be made a party to, or witness in a proceeding by reason of his or her service in such capacity; and

•any individual who, while a director or officer of ours and at our request, serves or has served as a director, officer, trustee, member, manager, or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in a proceeding by reason of his or her service in such capacity;

In either case, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.

The Charter also requires us to indemnify and advance expenses to any person who served a predecessor of our in any of the capacities described above and any employee or agent of ours or a predecessor of ours.

Indemnification Agreements

We entered into customary indemnification agreements with our directors and executive officers that will require us, among other things, to indemnify our directors and executive officers against certain liabilities that may arise by reason of their status as directors or officers to the maximum extent permitted by Maryland law and provide for the advancement of expenses in connection therewith.

Insurance Coverage

We maintain directors’ and officers’ liability insurance which will indemnify our directors and officers against damages (including legal fees and expenses), arising out of certain kinds of claims (including claims made under the Securities Act), which might be made against them based on acts and things done (or not done) by them while acting in their capacity as directors and officers.

SEC’s Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See attached exhibit list.

II-3

Item 9. Undertakings.

(a)    We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement):

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

Exhibit Index

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description of Document
5.1	Opinion of counsel with respect to the legality of the securities being registered.

10.1	BRT Apartments Corp. 2024 Incentive Plan (incorporated by reference to exhibit 10.1 our Current Report on Form 8-K filed June 11, 2024).

23.1	Consent of S. Asher Gaffney (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Ernst & Young, LLP

24.1	Power of Attorney (included on the signature page of this registration statement).

107.1	Filing Fee Table

Item 9.    Undertakings.

(a)The undersigned Registrant hereby undertakes:

1.   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        2.   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, BRT Apartments Corp. certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Great Neck Plaza, State of New York, on November 6, 2020.

BRT APARTMENTS CORP.

By: /s/Jeffrey A. Gould
Jeffrey A. Gould
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Jeffrey A. Gould, George E. Zweier and Mark H. Lundy, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement on Form S-8 (including all post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone with full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 6, 2020.

Signature	Title
/s/ Israel Rosenzweig	Chairman of the Board of Directors
Israel Rosenzweig

/s/ Jeffrey A. Gould	Chief Executive Officer, President and Director
Jeffrey A. Gould	(Principal Executive Officer)

/s/ Alan H. Ginsburg	Director
Alan H. Ginsburg

/s/ Louis C. Grassi	Director
Louis C. Grassi

/s/ Fredric H. Gould	Director
Fredric H. Gould

/s/ Matthew J. Gould	Director
Matthew J. Gould

/s/ Gary Hurand	Director
Gary Hurand

Signature	Title
/s/Jeffrey Rubin	Director
Jeffrey Rubin

/s/ Jonathan H. Simon	Director
Jonathan H. Simon

/s/ Elie Weiss	Director
Elie Weiss

/s/ George E. Zweier	Vice President and Chief Financial Officer
George E. Zweier	(Principal Financial Officer and Principal
Accounting Officer)